Exhibit (c)(3)

Conflicts Committee of Höegh LNG Partners LP Discussion Materials February 7, 2022 PRELIMINARY DRAFT SUBJECT TO MATERIAL CHANGES 2/4/2022 8:24 PM

Preliminary Draft – Confidential These materials have been prepared by Evercore Group L.L.C.(“Evercore”) for the Conflicts Committee of the Board of Directors (the “Committee”) of Höegh LNG Partners LP (the “Partnership”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Partnership and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Partnership and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Partnership. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Committee. These materials were compiled on a confidential basis for use by the Committee in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary Draft – Confidential Table of Contents Section Transaction Summary Situation Overview Illustrative Valuation Analysis Appendix I II III

Preliminary Draft – Confidential I. Transaction Summary

Preliminary Draft – Confidential Transaction Summary Evercore Group LLC (“Evercore”) has prepared the following materials to update the Conflicts Committee of the Board of Directors (the “Committee”) of Höegh LNG Partners LP (“HMLP” or the “Partnership”) on selected preliminary valuation analyses (“Preliminary Valuation”) On January 10, 2022, Evercore was provided access to a Virtual Data Room (“VDR”) by HMLP Management and spent the ensuing days reviewing ~400 documents totaling over 9,000 pages to provide the summary and perform the preliminary analysis contained herein On January 18, 2022, Evercore held a call with HMLP Management to discuss updates regarding the Lampung situation and Management’s forecast assumptions in detail On January 21, 2022, Evercore held a call with the Committee to present its initial, preliminary findings regarding the NBO from its review of the VDR and subsequent call with HMLP Management On January 27, 2022, Evercore held a call with HMLP Management to discuss follow-up questions on Management’s forecast assumptions and the materials in the VDR Introduction 1

Preliminary Draft – Confidential Transaction Summary Overview of Proposal Source: Non-Binding Offer from Sponsor, FactSet (as of 2/3/22) 1. Includes Morten W. Höegh’s 1.3% ownership of total outstanding common units Buyer Höegh LNG Holdings Ltd., which currently owns 47.0% of the total outstanding common units1 along with the non-economic GP interest in the Partnership Höegh LNG is beneficially owned by Larus Holdings, a joint venture between Leif Höegh & Co. and Morgan Stanley Infrastructure Partners Proposed Transaction Summary On December 3, 2021, Höegh LNG submitted a Non-Binding Offer to purchase the 53.0% of outstanding common units not already owned by the Sponsor or its affiliates and “buy in” HMLP, which will cease to be a publicly traded partnership The Transaction would be structured as a merger between the Partnership and a subsidiary of Höegh LNG, with the Partnership surviving the merger as a wholly owned subsidiary of Höegh LNG Offer Price Common unit holders other than Höegh LNG (“Unaffiliated Unit Holders”) will receive $4.25 in cash for each common unit held, an 8.1% and 4.1% premium to the unaffected unit price and 5-day VWAP, respectively. Current price is $4.32 per common unit, representing a premium of 1.6% to the Offer Price. The implied TEV of the offer is $628.9mm Based on the $4.25 per unit offer price, the Unaffiliated Unit Holders would receive total cash consideration of $75.0mm for their 53.0% outstanding common interest in HMLP Alternative Acquirors The Sponsor has stated that it is not interested in selling any of its equity position in HMLP, nor does it wish to pursue other strategic alternatives involving HMLP beyond the proposed transaction Timing, Approvals & Other Items Approval of the Conflicts Committee of HMLP and Board of Directors of Höegh LNG Offer assumes closing will be subject to approval by holder of the majority of the outstanding HMLP common units No disclosed financing counterparty Limited other conditions to closing 2

Preliminary Draft – Confidential

Transaction Summary

Historical Unit Price Performance


$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
Dec-19
Jul-20
Jan-21
Jul-21
Feb-22
February 2020: Onset of Global COVID-19 Pandemic
4/24/2020: Announces Q1 2020 cash distribution per common unit of $0.44
8/19/2020: Sveinung J.S. Støhle and Håvard Furu are announced as CEO and CFO, respectively, following Steffen Føreid's resignation
5/4/2021: A 50/50 JV between Leif Höegh & Co. Ltd. and Morgan Stanley Infrastructure completes take-private transaction of HLNG
7/27/2021: Announces that charterer PGN plans to seek arbitration regarding the *FSRU Lampung* and reduction of quarterly distribution per common unit from $0.44 to $0.01
10/11/2021: Announces Sveinung J. S. Støhle to step down as the Partnership's CEO and President & CEO of Höegh LNG, effective 11/1/21; appointment of CFO Håvard Furu as interim CEO; appointment of Thor Jørgen Guttormsen as interim President and CEO of Höegh LNG
9/29/2021: Announces a deferral of the maturity date of the commercial tranche of the *FSRU Lampung* debt facility to allow more time to conclude a refinancing
9/24/2021: Announces the re-charter of the *Höegh Gallant* under a 10-year FSRU contract with New Fortress Energy to commence in Q4 2021
12/24/2021: Announces completion of refinancing of the commercial tranche of *PGN FSRU Lampung* debt facility and refinancing of the *Neptune* debt facility
3/24/2020: In light of the onset of the global pandemic, HMLP provides an operational update on the mitigating measures it has taken to secure health and safety
12/6/2021: Höegh LNG announces proposal to acquire all publicly held common units of the Partnership in exchange for $4.25 in cash
$4.32

Source: Partnership website, FactSet (as of 2/3/22)

EVERCORE
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HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential $4.32 $4.20 $4.25 $4.30 $4.35 $4.40 $4.45 $4.50 $4.55 $4.60 $4.65 $4.70 12/6/21 12/15/21 12/25/21 1/4/22 1/14/22 1/24/22 2/2/22 Transaction Summary Unit Price Performance Since 12/3/21 Offer Source: FactSet (as of 2/3/22) $4.25 Offer Price 4

Preliminary Draft – Confidential Offer (12/3/21) HMLP Common Unit Price Consideration $4.25 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Implied Premium (Discount): HMLP Unaffected Unit Price of $3.93 as of 12/3/21 8.1% 27.2% 52.7% 78.1% 103.6% 129.0% 154.5% HMLP Current Unit Price of $4.32 as of 2/3/22 (1.6%) 15.7% 38.9% 62.0% 85.2% 108.3% 131.5% 10-day VWAP of $4.24 0.2% 17.9% 41.5% 65.0% 88.6% 112.2% 135.8% 30-day VWAP of $4.56 (6.8%) 9.7% 31.6% 53.5% 75.5% 97.4% 119.3% 60-day VWAP of $4.78 (11.1%) 4.6% 25.5% 46.4% 67.3% 88.3% 109.2% 90-day VWAP of $4.91 (13.4%) 1.9% 22.3% 42.7% 63.1% 83.5% 103.8% Total Partnership Common Units Outstanding 33.373 33.373 33.373 33.373 33.373 33.373 33.373 Implied HMLP Equity Value (100%) $141.8 $166.9 $200.2 $233.6 $267.0 $300.4 $333.7 (+) Preferred Equity as of 2/3/22 167.7 167.7 167.7 167.7 167.7 167.7 167.7 (+) Total Debt Outstanding as of 12/31/21 415.5 415.5 415.5 415.5 415.5 415.5 415.5 (–) Accumulated Profits of JVs as of 12/31/21 (35.9) (35.9) (35.9) (35.9) (35.9) (35.9) (35.9) (–) Cash and Cash Equivalents as of 12/31/21 (60.2) (60.2) (60.2) (60.2) (60.2) (60.2) (60.2) Implied HMLP Enterprise Value $628.9 $653.9 $687.3 $720.7 $754.0 $787.4 $820.8 TEV / EBITDA Metric 2021E $110.0 5.7x 5.9x 6.2x 6.6x 6.9x 7.2x 7.5x 2022E 108.8 5.8 6.0 6.3 6.6 6.9 7.2 7.5 2023E 108.3 5.8 6.0 6.3 6.7 7.0 7.3 7.6 P / NAV Metric Estimated Charter Free NAV $205.7 0.69x 0.81x 0.97x 1.14x 1.30x 1.46x 1.62x Estimated Charter Attached NAV 452.4 0.31 0.37 0.44 0.52 0.59 0.66 0.74 Common Units Owned by Unaffiliated Unit Holders 17.659 17.659 17.659 17.659 17.659 17.659 17.659 HMLP Common Unit Consideration $4.25 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Implied Offer Value to Unaffiliated Unit Holders $75.0 $88.3 $106.0 $123.6 $141.3 $158.9 $176.6 Transaction Summary Analysis at Various Prices ($ in millions, except per unit data) Source: FactSet (as of 2/3/22), Bloomberg (as of 12/3/21), Partnership Management 1. VWAPs from Bloomberg calculated from unaffected date of 12/3/21 2. Preferred equity value is based on 7.089mm outstanding units at a price of $23.65 (as of 2/3/22) 3. Cash balance includes restricted cash 4. EBITDA projections reflect management Base Case assumptions; Excludes share of results from JVs 5. Based on average of charter-free appraised values indicated in Fearnleys and Breamar appraisal reports dated August 2021, as provided by Partnership. Neptune and Cape Ann asset values adjusted for 50% ownership 1 1 1 1 2 3 4 5 5

Preliminary Draft – Confidential

Transaction Summary

($ in thousands)

Ownership Summary

Current Ownership Breakdown

#	Institutional Holders	Units (000s)	%	Simple Value of Position[1]
1	Renaissance Technologies LLC	767	2.3%	$3,313
2	Invesco Advisers, Inc.	481	1.4%	2,078
3	Prescott Group Capital Management LLC	266	0.8%	1,147
4	Huber Capital Management LLC	118	0.4%	508
5	GSA Capital Partners LLP	118	0.4%	508
6	Citadel Advisors LLC	113	0.3%	488
7	Engineers Gate Manager LP	92	0.3%	396
8	Occudo Quantitative Strategies LP	73	0.2%	313
9	Millennium Management LLC	70	0.2%	304
10	BMO Asset Management, Inc.	68	0.2%	292
–	Other	344	1.0%	1,485
Total Institutional Holders		**2,507**	**7.5%**	**$10,832**
Total Implied L.P. Retail Holders		**15,151**	**45.4%**	**$65,453**

#	L.P. Insiders	Units (000s)	%	Simple Value of Position
1	Hoegh Lng Holdings Ltd.	15,257	45.7%	$65,912
2	Morten W. Hoegh	441	1.3%	1,905
3	Stohle Sveinung J S	16	0.0%	69
Total L.P. Insiders		**15,714**	**47.1%**	**$67,886**
Total Partnership Common Units		**33,373**	**100.0%**	**$144,171**

Unitholder Ownership Structure[1]


Unaffiliated Unit Holders
Höegh LNG Holdings & Affiliated Unit Holders²
Institutional Holders of HMLP Common Units
Retail / Other Common Unit Holders
47.0% LP Interest
7.5% LP Interest
45.4% LP Interest
Höegh LNG Partners LP

Source: FactSet (as of 2/3/22), Partnership Management
Note: Unit price of $4.32 as of 2/3/22; Ownership Structure does not sum to 100% due to Sveinung insider ownership position of less than 1%
1. Does not include full value of G.P. interest or value of IDRs
2. Includes units owned by Sponsor and Morten W. Höegh, an affiliated unit holder in the proposed transaction

EVERCORE
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HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential II. Situation Overview

Preliminary Draft – Confidential

Situation Overview

($ in millions, except per unit data)

Public Market Overview and Capital Structure

Public Market Overview

As of 2/3/22	
HMLP Common Unit Price (2/3/22)	$4.32
52-Week High	*18.17*
52-Week Low	*3.77*
Partnership Common Units Outstanding	33.373
Equity Value	**$144.2**
(+) Preferred Equity as of 2/3/22[1]	167.7
(+) Total Debt Outstanding as of 12/31/21	415.5
(–) Accumulated Profits of JVs as of 12/31/21	(35.9)
(–) Cash and Cash Equivalents as of 12/31/21	(60.2)
Enterprise Value	**$631.2**

Trading Multiples

	Metric		Multiple	
	FactSet	**Mgmt[2]**	**FactSet**	**Mgmt**
EV / EBITDA				
2022E	$113.2	$108.8	5.6x	5.8x
2023E	102.9	108.3	6.1	5.8
Distribution Yields				
2022E		$0.01		0.2%
2023E		0.01		0.2%

	Metric		Multiple	
	Charter Free	**Charter Attached**	**Charter Free**	**Charter Attached**
P / NAV	$205.7	$452.4	0.70x	0.32x

Capital Structure

As of 12/31/21	
Cash and Equivalents	$60.2
Total Debt	415.5
Net Debt	**$355.3**
Book Value of Common Equity	$531.2
Book Value of Preferred Equity	177.2
Enterprise Value (Book Value)	**$1,063.8**
Enterprise Value (Market Value)	**631.2**
Net Debt / Enterprise Value (Book Value)[3]	33.4%
Net Debt / Enterprise Value (Market Value)[3]	56.3%
Net Debt / 2021E EBITDA[3]	3.2x
Net Debt / 2022E EBITDA[3]	3.3
Gross Charter-Free LTV[3, 4]	65.0%
Net Charter-Free LTV[3, 4]	58.3%

Debt Details

Facility	Balance	Rate	Maturity
Parent RCF	$24.8	5.0%	1/1/23
385 RCF	63.1	3.3%	1/30/26
PGN FSRU Lampung	78.1	2.3% - 3.4%	10/31/21 - 10/31/26
Höegh Gallant	114.1	2.3% - 2.8%	1/30/26 - 1/30/27
Höegh Grace	135.5	2.3% - 2.8%	1/30/26 - 7/30/28
Total Debt	**$415.5**		

JV Debt Details

Facility	Balance	Rate	Maturity
Neptune (50% Ownership)	$77.0	5.4% - 5.9%	11/30/21 - 10/31/29
GDF Suez Cape Ann (50% Ownership)	88.4	5.4% - 5.9%	6/1/22 - 4/30/30
Total JV Debt	**$165.4**		

Source: Partnership Management, FactSet (as of 2/3/22)
1. Preferred equity value is based on 7.089mm outstanding units at a price of $23.65 (as of 2/3/22)
2. Figures exclude share of results of joint ventures
3. Includes impact of preferred equity
4. Calculated as gross (net) debt divided by the sum of the *Lampung*, *Gallant*, *Grace* and 50% of the *Neptune* and *Cape Ann* average charter-free appraisal values; debt values inclusive of 50% proportional JV debt

EVERCORE
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HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential (72.4%) (0.3%) 38.6% (100.0%) (80.0%) (60.0%) (40.0%) (20.0%) 0.0% 20.0% 40.0% 60.0% Jan-20 May-20 Sep-20 Jan-21 May-21 Sep-21 Feb-22 HMLP Peer Index S&P 500 Situation Overview Indexed Share Price Performance Source: FactSet (as of 2/3/22) 1. Includes CPLP, DLNG, FLNG, GLOP and KNOP, weighted by market capitalization 8 1 Since 1/1/2020 Since 12/3/21 Offer 2022 YTD HMLP (72.4%) 9.9% 0.0% Peer Index (0.3%) 0.9% (3.8%) S&P 500 38.6% (1.3%) (6.1%)

Preliminary Draft – Confidential

Situation Overview

Analyst Reactions to the NBO

STIFEL

"Based on our math, in all but the most extreme circumstances, the units should be worth materially more and **unit holders should reject the offer…** we believe **the units should not sell at a takeout below $6-$8/unit** given the transitory nature of the problems that are occurring. In our view, **a $4.25/common unit offer is not even a very good starting point for discussion,** and simply waiting for a *Lampung* resolution would be far more beneficial to value."

"**Assuming the *Lampung* makes nothing**, the four remaining vessels should generate $83 million of EBITDA on long-term contracts through 2025, which means **the takeout offer is something like ~7.8x 2022E EBITDA**. Assuming the ***Lampung* makes ~80,000/day** which it can likely do… would make the cash flows **closer to ~6.3x, which is simply too low** for long-term contracted cash flows"

"We believe 8x is more appropriate without any [uncertainty surrounding *Lampung*], so something closer to 7.5x or even 7x would be okay, or **in other words, a unit price north of $6/unit**"

"The problem lies in that the parent owns 45.7% of the partnership and controls the GP units as well. **There is likely little in the way to stop the parent from taking the partnership private unless a third party comes in with a higher bid.**"

(12/6/21)

B | RILEY

"Based on our pre-merger price target of $5.00, we are **lowering our price target from $5.00 to $4.25**, based on Hoegh LNG's cash offer of $4.25, and we are maintaining our Neutral rating… Our original price target implied an enterprise value to estimated EBITDA 4.0x, which is **comparable to other LNG MLPs that have announced payout cuts.**"

(12/9/21)

Source: Wall Street research

EVERCORE

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HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential Situation Overview HMLP Investor Reactions to the NBO Source: Partnership Management 10 On December 30, 2021, Private Investors Group, a consortium of investors with a combined 0.35% ownership of HMLP common units, urged the Board of Directors to reject the NBO as proposed “The proposal does not offer a price near book value of $480 million, approximately $14.50 per unit. We urge HMLP Board of Directors to act in the best interests of unitholders by rejecting the opportunist offer to buy common units at $4.25 and/or seeking more favorable proposals which reflect the future cash flows and potential.” “Now that refinancing has been successfully achieved, risks undermining the unit price are no longer valid and the board of directors has more reasons to reject the buyout proposal below book value… The market price of HMLP is not rising significantly in response to the mitigated refinancing risks precisely because of the risk Höegh LNG’s $4.25 offer goes through.”

Preliminary Draft – Confidential

Situation Overview

($ in millions, except per day figures)

Detailed Fleet Overview

Vessel Name	Year Delivered	Age (Years)	Capacity (cbm)	Ownership (%)	Earliest Charter Expiry	Charter Rate (USD / Day)	Charter-Free Appraised Value (Aug. '21) Fearnleys	Breamar	Average
FSRU Vessels									
Neptune	2009	12.2	145,000	50%	11/30/29	$112,248[1]	$167	$181	$174
Cape Ann	2010	11.7	145,000	50%	6/1/30	112,248[2]	159	178	169
PGN FSRU Lampung	2014	7.8	170,000	100%	10/31/34	142,045[3]	229	245	237
Höegh Gallant	2014	7.3	170,000	100%	12/1/31	85,000[4]	232	246	239
Höegh Grace	2016	5.9	170,000	100%	12/31/26	150,157[5]	239	260	250
Total Value[6]							**$1,026**	**$1,110**	**$1,068**
Weighted Average Age (Years)									**8.5[7]**

JV Vessels (dashed box: Neptune, Cape Ann)

Source: Partnership Management
Note: JV vessel figures shown on a 100% consolidated basis
1. Inclusive of $90k capex, $23k opex and $0 tax element rates per day; inclusive of small opex leakage due to owners cost related to insurance and boil off gas claims
2. Inclusive of $90k capex, $19k opex and $0 tax element rates per day; inclusive of small opex leakage due to owners cost related to insurance and boil off gas claims
3. Inclusive of $110k capex, $22k opex and $10k tax element rates per day
4. Inclusive of $60k capex, $20k opex and $5k tax element rates per day
5. Inclusive of $114k capex, $24k opex and $11k tax element rates per day
6. Total value is shown on a 100% consolidated basis regarding JV vessels
7. As of 2/3/22. Weighted by average charter free asset value

EVERCORE 11 HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential Vessel Counterparty CapEx Rate1 Opex Rate1 Gross Charter Rate1 Initial Charter Duration (Years)2 Neptune TGPL $90,048 $22,787 $112,248 Cape Ann TGPL 90,048 19,111 112,248 PGN FSRU Lampung PGN 110,000 21,609 142,045 Höegh Gallant NFE 60,000 20,000 85,000 Höegh Grace SPEC 114,481 24,319 150,157 7.8 8.3 12.7 9.8 4.9 - 3.0 6.0 9.0 12.0 15.0 Situation Overview Charter Profile Weighted average remaining initial charter duration of 8.6 years (assumes extension options not exercised) Source: Partnership Management Note: JV vessel figures shown on a 100% consolidated basis 1. Based on initial charter 2. Weighted based on gross charter rate. Extension options not included as they are assumed not to be exercised in management analysis 3. Figures include small opex leakage due to owners cost related to insurance and boil off gas claims 4. Lampung, Gallant and Grace figures include tax element rates of $10k, $5k and $11k per day, respectively 3 3 4 4 4 12

Preliminary Draft – Confidential $39.2 $ - $10.0 $20.0 $30.0 $40.0 $50.0 Jan-2019 Jun-2019 Dec-2019 Jun-2020 Dec-2020 Jun-2021 Dec-2021 $ / mbtu 0 50 100 150 200 250 300 '16 '17 '18 '19 '20 '21E '22E '23E '24E '25E '26E '27E '28E '29E MMtpa Existing Projects Proposed Projects Under Construction FSRU Fleet Capacity Announced Projects LNG Market Outlook & Recent FSRU Fixtures Situation Overview Source: Partnership Management, IHS Markit (11/2/21), Clarksons (1/17/22), Wall Street research 1. Represents spot prices delivered Asia 2. Projections as of Q1 2021 3. Represents capex lease rates of awarded/preferred bidder FSRU projects Faster than expected economic recovery from the COVID-19 pandemic has buoyed LNG demand, particularly in Asia, while European LNG imports were restricted by high demand elsewhere, placing upward pressure on hub prices and global spot LNG prices The conflict between Ukraine and Russia has driven gas prices higher due to the threat of sanctions from Western nations on Russia Global LNG demand forecasted to increase to ~400 million tonnes in 2022 The LNG market greatly favors existing LNG exporters, but greenfield export projects could also benefit from global tight supply conditions Although the LNG market has been strong and LNG newbuilding prices have risen, availability of LNG vessels for conversion has put downward pressure on FSRU capex rates Historical LNG Spot Price1 Floating Regasification Projects vs FSRU Fleet Capacity2 Inflection point: In mid- 2022, FSRU demand is expected to exceed supply 13 ($ in millions, except per day data) FSRU Fixtures3 Market Commentary 50,000 70,000 90,000 110,000 130,000 150,000 170,000 190,000 (USD/day) Year Awarded Average Rate by Year Two Year Moving Average Average Rate of Period

Preliminary Draft – Confidential Situation Overview Base Case – Key Operating and Financing Assumptions Operating Assumptions Financing Assumptions Current Contracts Assets remain on current charter contracts through expiration; extension options are not exercised PGN LNG is assumed to continue to pay the gross charter rate of $142k per day or ~$4.4mm in monthly revenue Long-Term Employment All assets are expected to find employment within one month of current charter expiry at significantly reduced rates Operating Costs Partnership level (non-vessel related) admin expenses of $7.0mm per year, grown at 1.8% annual inflation1 Vessel admin expenses grown at 1.8% annual inflation1 Annual corporate income tax2 and withholding tax of $7.1mm and $2.7mm per year, respectively $4.0mm and $4.1mm in admin costs related to PGN arbitration in 2022 and 2023, respectively Vessels Useful life of 35 years for all assets; scrap values of $12.1mm for Neptune and Cape Ann and $13.5mm for the Lampung, Gallant and Grace Capex rates per vessel grown at 1.8% annual inflation1 Dry docking costs grown at 1.8% inflation1 JV Refinancing & Unitholder Loans $1.2mm unitholder loan to Neptune3 during Q1 2022 to fund safety upgrade in conjunction with Q2 2022 drydocking $1.3mm unitholder loan to Cape Ann3 in June 2022 to cover funding gap in balloon repayment JVs repay loans and begin paying dividends in the first half of 2023 Grace & Gallant Refinancing Facility refinanced during Q1 2026 at maturity; $63mm RCF not extended Vessel debt refinancing for the amount of the approximate maturing balloons ($80mm and $70mm) Lampung Refinancing Existing debt facility extended in December 2021 with same amortization schedule as previously All cash generated by Lampung locked-up, with 50% earmarked for additional amortization until dispute is resolved (assumed in Q4 2023) Internal RCF No further drawdown on the internal RCF Equity Issuances & Distributions No common or preferred units are issued under the ATM program through forecast period Common unit distribution to remain at $0.01; preferred units maintain historical levels Source: Partnership Management 1. Original projections received from Partnership Management applied no inflation to group expenses or the Lampung, Gallant or Grace. Analysis herein applies inflation immediately for group expenses and the Gallant and to the Lampung and Grace after the end of their respective current charters, cumulatively from 2021 2. Corporate income tax predominantly attributable to the operation of the Lampung, Grace and Gallant. Includes $2.0mm per year for the Lampung to correct the effect of disallowed interest deductions on an internal loan 3. Pro rata for 50.0% ownership in JVs 14

Preliminary Draft – Confidential Situation Overview Case 5 Operating Assumptions Assumes commercial agreement is reached with PGN in July 2022 Lampung Capex Rate is reduced by $30k per day, from $110k per day to $80k per day, for the balance of the contract1 Lampung Opex Rate for current charter assumed as $32k per day, including a $10k per day tax element1 Lampung Opex Cost for current charter assumed as $26k per day1 Lampung Administrative costs for future charters assumed as $1.9mm per year1 $8.1mm of arbitration costs are avoided from 2022 to 2023 Financing Assumptions Lampung facility is refinanced as it is in the Base Case, but the 50% cash lock-up requirement is nullified upon reaching commercial agreement with PGN in July 2022 Source: Partnership Management 1. Grown at 1.8% annual inflation following the end of the Lampung’s current charter, cumulatively from 2021 2. Figures shown in 2021 nominal values. Grown at 1.8% annual inflation following the cessation of charter hire payments from PGN, cumulatively from 2021 15 Case 5 Sensitivity – Variances from Base Case

Preliminary Draft – Confidential Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $146.8 $146.6 $146.1 $138.9 $127.4 $104.2 $107.1 (–) Vessel Operating Expenses (24.0) (24.1) (24.4) (24.3) (24.4) (24.3) (24.8) (–) Adminstrative Expenses (14.1) (14.2) (10.3) (10.4) (10.5) (10.7) (10.9) EBITDA1 $108.8 $108.3 $111.4 $104.2 $92.4 $69.1 $71.4 Cash Flow Detail EBITDA1 $108.8 $108.3 $111.4 $104.2 $92.4 $69.1 $71.4 (+) Receipt of Repayment from Lampung Finance Lease2 5.6 5.9 6.2 6.5 6.8 7.0 7.3 (+) Distributions from JVs3 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.4) (9.6) (9.4) (8.8) (8.0) (7.4) (7.0) Cash Flow from Operations $105.0 $107.6 $111.1 $105.1 $97.1 $74.8 $77.2 (–) Drydock Capex $ - $ - ($7.7) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 -- Cash Flow from Investing ($2.5) $5.9 ($4.6) $2.8 ($4.0) $ - $ - (–) Debt Service (Amort. and Interest)($65.1) ($62.2) ($55.0) ($50.0) ($30.2) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF (10.7) (34.4) (17.9) ---- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others (3.9) (4.4) 10.5 9.4 0.0 -- Cash Flow from Financing ($121.3) ($117.8) ($79.2) ($57.4) ($39.3) ($44.9) ($43.8) Liquidity Metrics Change in Cash ($18.7) ($4.3) $27.2 $50.4 $53.8 $29.9 $33.5 Ending Cash Balance 23.5 19.2 46.5 96.9 150.7 180.6 214.1 385 RCF Available Drawings 10.7 45.1 63.1 63.1 --- Free Liquid Assets4 34.2 64.4 109.5 159.9 150.7 180.6 214.1 Leverage Metrics5 Gross Debt / LTM EBITDA 3.1x 2.3x 1.7x 1.4x 1.4x 1.6x 1.3x Net Debt / LTM EBITDA 2.8 2.1 1.2 0.4 (0.3) (1.2) (2.0) Situation Overview Base Case – Summary Financial Projections Source: Partnership Management 1. Excludes share of results of JVs 2. Represents a non-cash add back 3. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 4. Represents end of period cash balance plus available drawings through the 385 RCF 5. Debt figures assumed in calculations exclude JV debt; EBITDA figures assumed in calculations exclude share of results of JVs ($ in millions) 16

Preliminary Draft – Confidential Situation Overview Source: Partnership Management 1. Excludes share of results of JVs 2. Represents a non-cash add back 3. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 4. Represents end of period cash balance plus available drawings through the 385 RCF 5. Debt figures assumed in calculations exclude JV debt; EBITDA figures assumed in calculations exclude share of results of JVs ($ in millions) 17 Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $141.3 $135.6 $135.3 $128.0 $116.5 $93.2 $96.1 (–) Vessel Operating Expenses (24.1) (24.4) (24.8) (25.0) (25.3) (25.4) (26.0) (–) Adminstrative Expenses (10.0) (10.2) (10.4) (10.6) (10.7) (10.9) (11.2) EBITDA1 $107.2 $101.0 $100.1 $92.4 $80.4 $56.9 $58.9 Cash Flow Detail EBITDA1 $107.2 $101.0 $100.1 $92.4 $80.4 $56.9 $58.9 (+) Receipt of Repayment from Lampung Finance Lease2 5.6 5.9 6.2 6.5 6.8 7.0 7.3 (+) Distributions from JVs3 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.4) (9.6) (9.5) (9.2) (8.6) (8.2) (7.9) Cash Flow from Operations $103.4 $100.3 $99.6 $92.9 $84.6 $61.8 $63.8 (–) Drydock Capex $ - $ - ($7.9) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 -- Cash Flow from Investing ($2.5) $5.9 ($4.8) $2.8 ($4.0) $ - $ - (–) Debt Service (Amort. and Interest) ($64.0) ($57.8) ($55.1) ($52.9) ($32.9) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF (14.7) (37.5) (10.8) ---- (–) Draw / Repayment - Internal RCF (24.8) ------ (–) Cash Distributions (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (16.8) (–) Change in Restricted Cash and Others 1.3 0.4 0.5 6.8 2.7 -- Cash Flow from Financing ($119.0) ($111.7) ($82.3) ($62.9) ($39.3) ($44.9) ($43.8) Liquidity Metrics Change in Cash ($18.1) ($5.5) $12.5 $32.8 $41.2 $16.9 $20.0 Ending Cash Balance 24.2 18.7 31.2 64.0 105.2 122.1 142.1 385 RCF Available Drawings 14.7 52.2 63.1 63.1 --- Free Liquid Assets4 38.8 70.9 94.3 127.0 105.2 122.1 142.1 Leverage Metrics5 Gross Debt / LTM EBITDA 3.1x 2.5x 1.9x 1.6x 1.7x 2.0x 1.5x Net Debt / LTM EBITDA 2.8 2.2 1.6 0.8 0.2 (0.6) (1.4) Case 5 Sensitivity – Summary Financial Projections

Preliminary Draft – Confidential II. Illustrative Valuation Analysis

Preliminary Draft – Confidential NAV Discounted Cash Flow Peer Trading Precedents Charter Attached NAV Useful Life DCF EBITDA Exit Multiple EV / 2022E EBITDA EV / 2023E EBITDA Price / NAV TEV / 2022E EBITDA HMLP WACC: 7.5% – 9.0% HMLP WACC: 7.5% – 9.0% HMLP WACC: 7.5% – 9.0% 2022E EBITDA Multiple: 6.5x – 8.5x 2023E EBITDA Multiple: 7.0x – 9.0x Price / NAV Multiple: 0.60x – 0.90x 2022E EBITDA Multiple: 7.0x – 9.0x Appraised Asset Value Sensitivity: ± 10.0% LT Spot Capex Rate Sensitivity: ± 5.0% per day2 2028E EBITDA Exit Multiple: 6.0x – 8.0x 52-Week Common Unit Price Range Premiums Paid Equity Research Price Targets1 Based on 25th and 75th percentile of the One-Day, One- Week and One- Month Premiums Paid Based on Low and High Equity Research Price Targets $10.67 $9.46 $7.74 $6.60 $8.12 $8.13 $8.23 $3.77 $4.68 $5.00 $16.46 $13.72 $11.67 $13.12 $14.61 $12.20 $14.75 $7.87 $6.10 $8.00 $ - $4.00 $8.00 $12.00 $16.00 $20.00 $18.17 Unit price (as of 2/3/22): $4.32 Offer price: $4.25 Valuation of the Common Units Base Case – Summary Valuation of the Common Units 18 Source: Partnership Management, FactSet (as of 2/3/22), Duff & Phelps 2021 Valuation Handbook, Wall Street research Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation For Reference Only 1. Price target estimates include B Riley estimate of $5.00 as of 11/19/21 (subsequent $4.25 price target predicated on the offer price being accepted) and Stifel estimate of $8.00 as of 12/6/21 2. Cape Ann and Neptune long-term spot capex rates sensitized from $35k ± 5% per day; Lampung long-term spot capex rate sensitized from $55k ± 5% per day; Gallant and Grace long-term spot capex rates sensitized from $70k ± 5% per day 3. On July 27, 2021 HMLP announced a reduction in the quarterly cash distribution per common unit from $0.44 to $0.01 52-week Range Range since distribution cut3

Preliminary Draft – Confidential NAV Discounted Cash Flow Peer Trading Precedents Charter Attached NAV Useful Life DCF EBITDA Exit Multiple EV / 2022E EBITDA EV / 2023E EBITDA Price / NAV TEV / 2022E EBITDA HMLP WACC: 7.5% – 9.0% HMLP WACC: 7.5% – 9.0% HMLP WACC: 7.5% – 9.0% 2022E EBITDA Multiple: 6.5x – 8.5x 2023E EBITDA Multiple: 7.0x – 9.0x Price / NAV Multiple: 0.60x – 0.90x 2022E EBITDA Multiple: 7.0x – 9.0x Appraised Asset Value Sensitivity: ± 10.0% LT Spot Capex Rate Sensitivity: ± 5.0% per day2 2028E EBITDA Exit Multiple: 6.0x – 8.0x 52-Week Common Unit Price Range Premiums Paid Equity Research Price Targets1 Based on 25th and 75th percentile of the One-Day, One- Week and One- Month Premiums Paid Based on Low and High Equity Research Price Targets $8.11 $7.38 $5.05 $6.29 $6.58 $6.54 $7.89 $3.77 $4.68 $5.00 $13.68 $12.38 $8.32 $12.71 $12.63 $9.81 $14.32 $7.87 $6.10 $8.00 $ - $4.00 $8.00 $12.00 $16.00 $20.00 $18.17 Unit price (as of 2/3/22): $4.32 Offer price: $4.25 Valuation of the Common Units Case 5 Sensitivity – Summary Valuation of the Common Units 19 For Reference Only 52-week Range Range since distribution cut3 Source: Partnership Management, FactSet (as of 2/3/22), Duff & Phelps 2021 Valuation Handbook, Wall Street research Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation 1. Price target estimates include B Riley estimate of $5.00 as of 11/19/21 (subsequent $4.25 price target predicated on the offer price being accepted) and Stifel estimate of $8.00 as of 12/6/21 2. Cape Ann and Neptune long-term spot capex rates sensitized from $35k ± 5% per day; Lampung long-term spot capex rate sensitized from $55k ± 5% per day; Gallant and Grace long-term spot capex rates sensitized from $70k ± 5% per day 3. On July 27, 2021 HMLP announced a reduction in the quarterly cash distribution per common unit from $0.44 to $0.01

Preliminary Draft – Confidential Number Avg. Value Appraised Vessel Type of Vessels per Vessel Asset Value1 FSRU2 5 $179.4 $896.8 Charter-Free Gross Asset Value 5 $179.4 $896.8 (+) Mark-to-Market Charter Value2,3 246.7 Charter-Attached Gross Asset Value $1,143.4 (+) Cash & Cash Equivalents as of 12/31/214 60.2 (+) Net Working Capital as of 12/31/21 (2.6) (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (–) Total JV Debt Outstanding as of 12/31/212 (165.4) Net Asset Value $452.4 Total Units Outstanding 33.373 NAV per Common Unit $13.56 HMLP Common Unit Price as of 2/3/22 $4.32 Implied Price / NAV 0.32x Valuation of the Common Units Source: Partnership Management, FactSet (as of 2/3/22) 1. Average of charter-free appraised values indicated in Fearnleys and Breamar appraisal reports dated August 2021, as provided by Partnership. Neptune and Cape Ann asset values adjusted for 50% ownership 2. Based on 50.0% ownership of Neptune and Cape Ann 3. Figures are illustrative and for discussion purposes only; Assumes 8.25% WACC and market FSRU capex rate of $70.0k per day; Neptune and Cape Ann market capex rate assumed as $50.0k due to incremental $20.0k per day of opex 4. Includes restricted cash ($ in millions, except per unit and per day data) Net Asset Value Analysis NAV per Common Unit Sensitivity Analysis 20 TBU – Updated Appraisals Expected in February Premium (Discount) to Appraised Asset Value (20.0%) (10.0%) 0.0% 10.0% 20.0% 6.75% $8.62 $11.31 $14.00 $16.68 $19.37 7.50% 8.40 11.08 13.77 16.46 19.14 8.25% 8.18 10.87 13.56 16.24 18.93 9.00% 7.98 10.67 13.35 16.04 18.73 9.75% 7.79 10.47 13.16 15.85 18.53 WACC Assumed Market Rates JVs: $45,000 $47,500 $50,000 $52,500 $55,000 FSRUs: 65,000 67,500 70,000 72,500 75,000 6.75% $15.45 $14.72 $14.00 $13.27 $12.55 7.50% 15.18 14.47 13.77 13.07 12.36 8.25% 14.92 14.24 13.56 12.87 12.19 9.00% 14.68 14.02 13.35 12.69 12.02 9.75% 14.45 13.80 13.16 12.51 11.87 WACC Base Case – HMLP Net Asset Value (Charter-Adjusted)

Preliminary Draft – Confidential

Valuation of the Common Units

($ in millions, except per day data)

Base Case – Vessel Useful Life DCF Analysis

Assumptions Overview

Fleet

- Three fully-owned vessels
- Two 50% ownership joint venture vessels
- Assumed useful life of 35-years per vessel

Utilization

- Utilization based on drydock and offhire schedules per Partnership Management
- Drydock assumed in five year increments for each vessel
- Offhire assumed as 20 days, except for *Lampung* and *Grace*, which are assumed as 24 and 30 days, respectively

TCE Rates / Revenue Build

- TCE / day rates based on assumptions per Partnership Management
- Assumes that all ships roll to spot rate business post completion of scheduled charter expiration
- Assumes below recharter day rates per Partnership Management[1]:

Vessel	Capex Rate	Opex Rate
Neptune	$35,000	$20,600
Cape Ann	35,000	20,600
PGN FSRU Lampung	55,000	20,600
Höegh Gallant	70,000	20,600
Höegh Grace	70,000	20,600

Expenses / Costs

- Direct expenses per Partnership Management; assumed to grow at 1.8% inflation
- Corporate G&A assumed to grow at 1.8% inflation
- Dry docking / capex: amount and scheduling per Partnership Management and assumed to grow at 1.8% inflation

Scrap Value

- Assumes the below scrap value and scrap dates per Partnership Management:

Vessel	Scrap Value	Scrap Date
Neptune	$12.1	11/30/44
Cape Ann	12.1	6/1/45
PGN FSRU Lampung	13.5	4/22/49
Höegh Gallant	13.5	11/4/49
Höegh Grace	13.5	3/29/51

EVERCORE

21

Source: Partnership Management

1. Figures in 2021 nominal dollar values. Opex rate of $20,600 in 2021 assumed to grow at 1.8% annual inflation

HÖEGH LNG PARTNERS LP

Preliminary Draft – Confidential Spot Recharter Rates Implied Cape Ann & Neptune Spot Rate: $31,500 $33,250 $35,000 $36,750 $38,500 Implied Lampung Spot Rate: 49,500 52,250 55,000 57,750 60,500 Implied Gallant & Grace Spot Rate: 63,000 66,500 70,000 73,500 77,000 Capex Spot Rate Sensitivity (%): (10.0%) (5.0%) 0.0% 5.0% 10.0% 6.75% $12.51 $13.28 $14.04 $15.21 $15.57 7.50% 11.20 11.88 12.57 13.72 13.94 8.25% 10.00 10.62 11.23 12.36 12.47 9.00% 8.91 9.46 10.02 11.11 11.13 9.75% 7.91 8.41 8.91 9.97 9.91 WACC For the Years Ending December 31, '22 '23 '24 '25 '26 '27 '28 '29 '30 '31 '32 '33 '34 '35 '36 '37 '38 '39 '40 '41 '42 '43 '44 '45 '46 '47 '48 '49 '50 '51 EBITDA1 $109 $108 $111 $104 $92 $69 $71 $70 $70 $65 $70 $69 $64 $50 $50 $51 $50 $48 $49 $46 $47 $46 $44 $45 $42 $43 $42 $28 $7 ($1) (+) Receipt of Repayment from Lampung Finance Lease2 6 6 6 6 7 7 7 8 8 8 8 9 9 ----------------- (+) Distributions from JVs3 - 3 3 3 6 6 5 1 12 12 12 12 11 12 12 11 10 10 11 12 12 11 17 11 ------ (+) Vessel Scrap Proceeds --------------------------- 27 - 14 (–) Repayment / Proceeds of Shareholder Loans (2) 6 3 3 0 ------------------------- (–) WC, Taxes and other Expenses (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (10) (8) (5) (2) (–) Drydock Capex --(8) -(4) --(8) -(5) --(9) -(5) --(11) -(6) --(12) -(6) --(7) -- Unlevered Free Cash Flow $102 $113 $106 $107 $91 $72 $74 $60 $80 $71 $81 $79 $65 $52 $47 $53 $51 $37 $50 $43 $49 $47 $40 $45 $26 $33 $32 $41 $2 $10 PV of FCF @ 8.25% Discount Rate $98 $101 $87 $81 $64 $47 $44 $33 $41 $34 $35 $32 $24 $18 $15 $15 $14 $9 $12 $9 $10 $9 $7 $7 $4 $4 $4 $5 $0 $1 Total PV of FCF $862.0 Total Enterprise Value $862.0 (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (+) Accumulated Profits of JVs as of 12/31/21 35.9 (+) Cash and Cash Equivalents as of 12/31/21 60.2 Equity Value $374.9 Common Units Outstanding 33.373 Implied Price per Common Unit $11.23 Valuation of the Common Units Base Case – Useful Life Discounted Cash Flow Analysis 22 ($ in millions, except per unit and per day data) DCF Sensitivity Source: Partnership Management, FactSet and Bloomberg (as of 2/3/22), Duff & Phelps 2021 Valuation Handbook 1. Excludes share of results from JVs 2. Represents a non-cash add back assumed to end concurrently with the end of the FSRU Lampung’s charter with PGN 3. Based on 50.0% ownership of JV vessels; Upon each JV vessel’s scrap date, its unrestricted cash balance, including vessel scrap proceeds, distributed as dividends on pro rata basis

Preliminary Draft – Confidential Valuation of the Common Units Base Case – Discounted Cash Flow Valuation Assumptions 23 Source: Partnership Management, FactSet and Bloomberg (as of 2/3/22), Duff & Phelps 2021 Valuation Handbook 1. Projected charters per Partnership Management Evercore utilized the following assumptions to analyze HMLP’s discounted cash flows: Discounted the projected cash flows to January 1, 2022 EBITDA and capital expenditures through December 31, 2028E per Partnership Management Financial Projections Lampung arbitration costs of $4.0 million over 2022 and $4.1 million over 2023 per Partnership Management Assumes only jurisdictional taxes for certain vessels per Partnership Management Mid-point discount rate of 8.25% utilizing WACC based on CAPM Terminal value based on a 6.0x to 8.0x EBITDA exit multiple 7.8 Yrs @ $90,048 8.3 Yrs @ $90,048 12.7 Yrs @ $110,000 9.8 Yrs @ $60,000 4.9 Yrs @ $114,481 8.3 Yrs @ $55,000 14.9 Yrs @ $35,000 10.0 Yrs @ $35,000 6.1 Yrs @ $55,000 10.0 Yrs @ $70,000 8.3 Yrs @ $70,000 7.9 Yrs @ $70,000 4.8 Yrs @ $35,000 15.7 Yrs @ $70,000 2022 2025 2029 2033 2037 2041 2045 2049 2052 Neptune Cape Ann Lampung Gallant Grace Charter Profile (Duration @ Capex Rate per Day) Current Charter Projected Charters1 ~1 month Idle Period

Preliminary Draft – Confidential EBITDA Exit Multiple $9.63 5.5x 6.0x 6.5x 7.0x 7.5x 8.0x 8.5x 6.75% $9.14 $9.82 $10.49 $11.17 $11.85 $12.53 $13.20 7.50% 8.45 9.09 9.74 10.38 11.03 11.67 12.32 8.25% 7.79 8.40 9.02 9.63 10.24 10.86 11.47 9.00% 7.16 7.74 8.33 8.91 9.50 10.08 10.67 9.75% 6.55 7.11 7.67 8.23 8.78 9.34 9.90 WACC For the Years Ending December 31, Terminal 2022E 2023E 2024E 2025E 2026E 2027E 2028E Year EBITDA1 $108.8 $108.3 $111.4 $104.2 $92.4 $69.1 $71.4 $71.4 (+) Receipt of Repayment from Lampung Finance Lease2 5.6 5.9 6.2 6.5 6.8 7.0 7.3 (+) Distributions from JVs3 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 -- (–) WC, Taxes and Other Expenses (9.9) (9.9) (9.9) (9.9) (9.9) (9.9) (9.9) (–) Drydock Capex --(7.7) -(4.0) -- Unlevered Free Cash Flow $102.1 $113.3 $106.0 $106.8 $91.3 $72.3 $74.3 $71.4 EBITDA Exit Multiple 7.0x Terminal Value $499.8 PV of Terminal Value @ 8.25% Discount Rate $286.9 (+) PV of Unlevered Free Cash Flow @ 8.25% Discount Rate 521.5 Implied Enterprise Value Range $808.4 (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (+) Accumulated Profits of JVs as of 12/31/21 35.9 (+) Cash and Cash Equivalents as of 12/31/21 60.2 Implied Equity Value Range $321.4 Total Common Units Outstanding 33.373 Implied Equity Value per Common Unit Range $9.63 Valuation of the Common Units Base Case – Discounted Cash Flow Analysis 24 ($ in millions, except per unit data) Source: Partnership Management, FactSet and Bloomberg (as of 2/3/22), Duff & Phelps 2021 Valuation Handbook 1. Excludes share of results from JVs 2. Represents a non-cash add back 3. Based on 50.0% ownership of JV vessels HMLP Unit Price Sensitivity

Preliminary Draft – Confidential 5.8x 8.6x 8.5x 8.1x 7.5x 6.6x 5.8x 9.0x 8.3x 8.1x NA 7.1x EV / 2022 EBITDA EV / 2023 EBITDA 0.46x 0.96x 0.87x 0.68x 0.64x NA 1.00x P/ NAV Average: 0.79x EV / EBITDA 2022 2023 Mean 7.9x 8.1x Median 8.1x 8.2x Valuation of the Common Units Select Peer Trading Multiples 25 Source: Company filings, FactSet (as of 2/3/22) Note: Research estimates for KNOP NAV and 2023 EBITDA unavailable; HMLP NAV based on Stifel (11/18/21), FLNG NAV based on average of Arctic (11/17/21), DNB (11/17/21) and Pareto (11/16/21) NAV estimates; DLNG based on Jefferies (1/24/22) research; GLOP based on Jefferies (1/27/22) research; CPLP based on Jefferies (2/2/22) research EV / EBITDA Multiples Price / NAV Per Unit Based on research NAV per unit estimate

Preliminary Draft – Confidential Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2022E EBITDA $108.8 6.5x - 8.5x $707.3 - $924.9 Implied Enterprise Value $707.3 - $924.9 (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (+) Accumulated Profits of JVs as of 12/31/21 35.9 (+) Cash and Cash Equivalents as of 12/31/21 60.2 Implied Equity Value Range $220.2 - $437.9 Total Common Units Outstanding 33.373 Implied Price per Common Unit $6.60 - $13.12 Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2023E EBITDA $108.3 7.0x - 9.0x $758.0 - $974.6 Implied Enterprise Value $758.0 - $974.6 (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (+) Accumulated Profits of JVs as of 12/31/21 35.9 (+) Cash and Cash Equivalents as of 12/31/21 60.2 Implied Equity Value Range $270.9 - $487.5 Total Common Units Outstanding 33.373 Implied Price per Common Unit $8.12 - $14.61 Valuation of the Common Units Base Case – Select Peer Group Trading 26 Source: Partnership Management, FactSet (as of 2/3/22) EV / 2022E EBITDA EV / 2023E EBITDA ($ in millions, except per unit data)

Preliminary Draft – Confidential Metric Data Applied Multiple Range Implied Valuation Low - High Low - High Price / Net Asset Value $452.4 0.60x - 0.90x $271.44 - $407.2 Implied Equity Value Range $271.4 - $407.2 Total Common Units Outstanding 33.373 Implied Price per Common Unit $8.13 - $12.20 Valuation of the Common Units Base Case – Select Peer Group Trading ($ in millions, except per unit data) 27 Price / NAV Source: Partnership Management, FactSet (as of 2/3/22)

Preliminary Draft – Confidential Target GCI Global Ship Lease CPLP DryShips Teekay Offshore Golar LNG Partners GasLog Diamond S Shipping Teekay LNG Partners Acquiror Seaspan Poseidon Containers Diamond S SPII Holdings Brookfield New Fortress Energy BlackRock International Seaways Stonepeak Limestone Transaction Value $1,600 $465 $525 $76 $171 $1,900 $4,857 $1,015 $6,160 Consideration Structure Mixed Stock Stock Cash Cash Mixed Cash Stock Cash 8.3x 5.1x 7.6x 9.5x 6.8x 9.1x 9.2x 10.6x 9.4x 3/14/18 11/27/18 5/27/19 10/1/19 1/13/21 1/13/21 2/22/21 3/31/21 10/4/21 Shipping Transaction LNG Transaction Valuation of the Common Units Precedent Transactions – EV / EBITDA ($ in millions) Source: Public filings, press releases, investor presentations, FactSet, CapitalIQ, Wall Street research 28 EV / EBITDA Summary Statistics Average: 8.4x Median: 9.1x

Preliminary Draft – Confidential Valuation of the Common Units Base Case – 2022E Precedent Transactions ($ in millions, except per unit data) 29 EV / 2022E EBITDA Source: Partnership Management, FactSet (as of 2/3/22) Metric Data Applied Multiple Range Implied Valuation Low - High Low - High EV / 2022E EBITDA $108.8 7.0x - 9.0x $761.7 - $979.3 Implied Enterprise Value $761.7 - $979.3 (–) Preferred Equity as of 2/3/22 (167.7) (–) Total Debt Outstanding as of 12/31/21 (415.5) (+) Accumulated Profits of JVs as of 12/31/21 35.9 (+) Cash and Cash Equivalents as of 12/31/21 60.2 Implied Equity Value Range $274.6 - $492.3 Total Common Units Outstanding 33.373 Implied Price per Common Unit $8.23 - $14.75

Preliminary Draft – Confidential Valuation of the Common Units Case 2 Sensitivity – Useful Life DCF 30 Assumptions Source: Partnership Management, FactSet (as of 2/3/22) Note: Useful life DCF sensitized by a 7.5% to 9.0% WACC range and ± 5.0% long-term spot capex rates across all cases Useful Life DCF: Comparison with Case 2 Sensitivity Operating Assumptions PGN ceases paying charter hire as of March 1, 2022 Lampung spends 24 months idle, incurring opex and admin costs of $22.7k and $36.9k per day2, respectively, and is thereafter re-chartered at a capex rate of $55k per day Financing Assumptions Common and preferred distributions are both eliminated Revolver repayment is deferred in earlier years due to cash deficit FOR ILLUSTRATIVE PURPOSES ONLY $9.46 $7.38 $2.70 $13.72 $12.38 $6.89 $ - $4.00 $8.00 $12.00 $16.00 $20.00 Base Case Case 5 Case 2 Unit price (as of 2/3/22): $4.32 Offer price: $4.25

Preliminary Draft – Confidential Appendix

Preliminary Draft – Confidential Equity Total Debt / Levered Tax Unlevered Company Value Total Debt (1) Total Cap Beta (2) Rate Beta LNG Peers Flex LNG $1,122 $1,607 58.9% 1.12 0.0% 0.46 Knot Offshore Partners LP. 511 1,085 68.0% 1.14 0.0% 0.36 Capital Product Partners 319 1,309 80.4% 1.11 0.0% 0.22 GasLog Partners 215 1,491 87.4% 1.08 0.0% 0.14 Dynagas 109 707 86.7% 0.70 0.0% 0.09 Mean 76.3% 1.03 0.0% 0.25 Hoegh LNG Partners $143 $593 80.6% 1.20 0.0% 0.23 Publicly Traded LNG Peers (1) WACC Analysis Cost of Equity Sensitivities (Peer Mean) WACC Analysis WACC Sensitivities (Peer Mean) Mean (All) Adj. Unlevered Beta 0.25 Total Debt / Total Capitalization (3) 60.0% Tax Rate 0.0% Adjusted Equity Beta 0.63 Risk-Free Rate (4) 2.2% Market Risk Premium (5) 6.0% - 7.3% Size Premium (6) 5.0% Cost of Equity 11.0% - 11.8% Pre-tax Cost of Debt (7) 6.0% After-Tax Cost of Debt 6.0% WACC 8.0% - 8.3% Market Risk Premium @ 6.0% Market Risk Premium @ 7.3% Adj. Unlevered Beta Adj. Unlevered Beta 0.15 0.20 0.25 0.30 0.35 50.0% 9.1% 9.7% 10.3% 10.9% 11.5% 55.0% 9.3% 9.9% 10.6% 11.3% 11.9% 60.0% 9.5% 10.3% 11.0% 11.8% 12.5% 65.0% 9.8% 10.7% 11.6% 12.4% 13.3% 70.0% 10.3% 11.3% 12.3% 13.3% 14.3% Total Debt / Total Cap Market Risk Premium @ 7.3% Adj. Unlevered Beta 0.15 0.20 0.25 0.30 0.35 50.0% 9.4% 10.2% 10.9% 11.6% 12.3% 55.0% 9.7% 10.5% 11.3% 12.1% 12.9% 60.0% 10.0% 10.9% 11.8% 12.7% 13.6% 65.0% 10.4% 11.4% 12.5% 13.5% 14.5% 70.0% 10.9% 12.1% 13.3% 14.6% 15.8% Total Debt / Total Cap Market Risk Premium @ 6.0% Market Risk Premium @ 7.3% Adj. Unlevered Beta Adj. Unlevered Beta 0.15 0.20 0.25 0.30 0.35 50.0% 7.5% 7.8% 8.1% 8.4% 8.7% 55.0% 7.5% 7.8% 8.1% 8.4% 8.7% 60.0% 7.4% 7.7% 8.0% 8.3% 8.6% 65.0% 7.3% 7.6% 7.9% 8.2% 8.5% 70.0% 7.3% 7.6% 7.9% 8.2% 8.5% Total Debt / Total Cap Market Risk Premium @ 7.3% Adj. Unlevered Beta 0.15 0.20 0.25 0.30 0.35 50.0% 7.7% 8.1% 8.4% 8.8% 9.2% 55.0% 7.7% 8.0% 8.4% 8.7% 9.1% 60.0% 7.6% 8.0% 8.3% 8.7% 9.1% 65.0% 7.5% 7.9% 8.3% 8.6% 9.0% 70.0% 7.5% 7.8% 8.2% 8.6% 8.9% Total Debt / Total Cap Source: Partnership filings, FactSet and Bloomberg (2/3/22), Duff & Phelps 2021 Valuation Handbook 1. Includes corporate debt, lease liabilities and preferred equity as of 12/31/2021 2. Bloomberg 2-year weekly adjusted beta against the S&P 500 index 3. Based on average projected HMLP capital structure from 2022 to 2025 4. U.S. Treasury 20-year note current yield to maturity as of 2/3/2022 5. Low end of range represents Duff & Phelps’ long-horizon expected equity risk premium (supply-side), defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings; high end of range represents Duff & Phelps’ long-horizon expected equity risk premium (historical), defined as large company stock total return minus long-term government bond income returns 6. Size premium per Duff & Phelps 2021 report, based on the decile breakdown for approximate equity valuation range of $2 – $190 million 7. Cost of debt is calculated based on HMLP’s 2021 blended interest rate; includes preferred equity dividend rate 31 ($ in millions)

Preliminary Draft – Confidential Premiums Paid Analysis Analysis seeks to understand premiums paid in precedent buyout transactions Analysis is based on the following parameters Transactions with enterprise values between $500mm - $1bn from the past 10 years where the acquirer held 100% shares following the transaction Analysis excludes transactions in which consideration mix and premium are not disclosed Summary Results FOR REFERENCE ONLY 32 Transaction Consideration Ownership Value % Stock & Other % of Cash PF % Owned 1-Day 1-Week 1-Month Mean $718 0.7% 99.3% 100.0% 24.9% 27.1% 28.0% Median 708 0.0% 100.0% 100.0% 22.6% 25.4% 28.7% 25th Percentile 649 0.0% 100.0% 100.0% 19.2% 17.2% 16.6% 75th Percentile 807 0.0% 100.0% 100.0% 32.4% 36.8% 37.0% Max 977 22.9% 100.0% 100.0% 53.9% 53.1% 57.1% Min 521 0.0% 77.1% 100.0% 2.4% 7.1% 5.6% # of Transactions 31 31 31 31 31 31 31 Premium to Pre-Deal Price Source: Thomson Reuters as of January 2022

Preliminary Draft – Confidential Premiums Paid Analysis (Cont’d) Summary Premiums Paid 33 25th Percentile 75th Percentile HMLP Unaffected One-Day Spot $3.93 Premium Paid 19.2% 32.4% One-Day Spot Premiums Paid $4.68 - $5.20 HMLP Unaffected One-Week VWAP $4.12 Premium Paid 17.2% 36.8% One-Week VWAP Premiums Paid $4.83 - $5.64 HMLP Unaffected One-Month VWAP $4.45 Premium Paid 16.6% 37.0% One-Month VWAP Premiums Paid $5.19 - $6.10 Source: Bloomberg (as of 12/3/21), Thomson Reuters (as of January 2022) FOR REFERENCE ONLY

Preliminary Draft – Confidential Illustrative Case 2 Sensitivity – Summary Financial Projections Source: Partnership Management 1. Excludes share of results of JVs 2. Represents a non-cash add back 3. Assumes 50.0% ownership of the Neptune and Cape Ann throughout the projection period 4. Represents end of period cash balance plus available drawings through the 385 RCF 5. Debt figures assumed in calculations exclude JV debt; EBITDA figures assumed in calculations exclude share of results of JVs ($ in millions) 34 Provided by Partnership Management For the Years Ending December 31, Memo: Checks vs HMLP.Annual 2022E 2023E 2024E 2025E 2026E 2027E 2028E Revenues $107.6 $100.6 $123.7 $121.2 $109.9 $87.0 $90.1 (–) Vessel Operating Expenses (23.2) (23.4) (23.0) (23.0) (23.3) (23.3) (23.9) (–) Adminstrative Expenses (12.5) (12.5) (9.1) (9.4) (9.5) (9.7) (9.9) EBITDA1 $71.8 $64.8 $91.6 $88.8 $77.1 $53.9 $56.2 Cash Flow Detail EBITDA1 $71.8 $64.8 $91.6 $88.8 $77.1 $53.9 $56.2 (+) Receipt of Repayment from Lampung Finance Lease2 1.4 ------ (+) Distributions from JVs3 - 3.0 2.9 3.2 6.0 6.0 5.5 (–) WC, Taxes and other Expenses (9.3) (9.4) (9.7) (9.6) (9.2) (8.7) (8.3) Cash Flow from Operations $63.9 $58.4 $84.9 $82.3 $73.9 $51.3 $53.4 (–) Drydock Capex $ - $ - ($7.9) $ - ($4.0) $ - $ - (–) Repayment / Proceeds of Shareholder Loans (2.5) 5.9 3.1 2.8 0.0 -- Cash Flow from Investing ($2.5) $5.9 ($4.8) $2.8 ($4.0) $ - $ - (–) Debt Service (Amort. and Interest) ($62.1) ($58.8) ($56.2) ($53.4) ($35.0) ($28.0) ($26.9) (–) Repayment Debt ----(140.8) -- (–) Borrowings, Net of Fees ---- 148.5 -- (–) Draw / Repayment - 385 RCF -(3.7) (27.1) (32.2) --- (–) Draw / Repayment - Internal RCF -(24.8) ----- (–) Cash Distributions ------- (–) Change in Restricted Cash and Others -- 1.6 4.8 4.8 -- Cash Flow from Financing ($62.1) ($87.3) ($81.7) ($80.9) ($22.5) ($28.0) ($26.9) Liquidity Metrics Change in Cash ($0.6) ($23.0) ($1.6) $4.3 $47.4 $23.2 $26.4 Ending Cash Balance 41.7 18.7 17.0 21.3 68.7 91.9 118.4 385 RCF Available Drawings - 3.7 30.8 63.1 --- Free Liquid Assets4 41.7 22.4 47.9 84.4 68.7 91.9 118.4 Leverage Metrics5 Gross Debt / LTM EBITDA 5.2x 4.6x 2.5x 1.7x 1.7x 2.1x 1.6x Net Debt / LTM EBITDA 4.6 4.6 4.6 4.6 4.6 4.6 4.6 FOR ILLUSTRATIVE PURPOSES ONLY